MUTUAL FUND AND VARIABLE INSURANCE TRUST

Shareholder Services Plan

Amended and Restated as of

February 26, 2016

This Shareholder Services Plan ("Plan"), as adopted on February 13, 2007, and as amended and restated on February 26, 2016, by the Board of Trustees of Mutual Fund and Variable Insurance Trust (the "Fund"), formerly known as The Huntington Funds, a Delaware business trust, with respect to certain classes of shares ("Classes") of the portfolios of the Fund set forth in exhibits hereto.

1. This Plan is adopted to allow the Fund to make payments as contemplated herein to obtain certain personal services for shareholders and/or the maintenance of shareholder accounts ("Services").

2. This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons ("Providers") for providing services to the Fund and its shareholders. In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee in respect of the Classes set forth on the applicable exhibit, computed at the annual rate not to exceed .25 of 1% of the average aggregate net asset value of the shares of such Classes of the Fund held during the month.

3. Any payments made by the Funds to any Provider pursuant to this Plan will be made pursuant to the Mutual Fund Sales and Service Agreement or a "Shareholder Services Agreement" entered into by or on behalf of the Fund and the Provider.

4. The Fund has the right (i) to select, in its sole discretion, the Providers to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Shareholder Services Agreement.

5. Quarterly in each year that this Plan remains in effect, the Board of Trustees of the Fund shall receive and review a written report of the amounts expended under the Plan.

6. This Plan shall become effective with respect to each Class (i) after approval by majority votes of the Fund's Board of Trustees; and (ii) upon execution of an exhibit adopting this Plan.

7. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Fund.

8. This Plan and any related agreements may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Trustees; or (b) a vote of a majority of the outstanding voting securities of the Fund as defined in Section 2(a)(42) of the Act.

9. The execution and delivery of this Plan have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Plan are not binding upon any of the Trustees or shareholders of the Trust, but bind only the appropriate property of the Fund, or Class, as provided in the Declaration of Trust.

Witness the due execution hereof this 26th day of February, 2016.

MUTUAL FUND AND VARIABLE INSURANCE TRUST

By: /s/ Lisa K. Householder______________

Name: Lisa K. Householder

Title: President and Chief Executive Officer

EXHIBIT A

to Shareholder Services Plan of

Mutual Fund and Variable Insurance Trust

Amended and Restated as of February 26, 2016

Fund Name	Share Class
Rational Dividend Capture Fund	Class A Shares, Class C Shares, Institutional Shares
Rational Risk Managed Emerging Markets Fund	Class A Shares, Class C Shares, Institutional Shares
Rational Real Strategies Fund	Class A Shares, Class C Shares, Institutional Shares
Rational Defensive Growth Fund	Class A Shares, Class C Shares, Institutional Shares
Rational Strategic Allocation Fund	Class A Shares, Class C Shares, Institutional Shares
Catalyst Dividend Capture VA Fund
Catalyst Insider Buying VA Fund
Catalyst Managed Futures Strategy VA Fund	Class A Shares, Institutional Shares

This Exhibit A, amended and restated as of February 26, 2016, is hereby incorporated and made part of the Shareholder Services Plan dated February 13, 2007, as amended and restated February 26, 2016, for the party named below (the “Agreement”), and replaces any and all prior versions of Exhibit A to the Agreement.

Witness the due execution hereof this 26th day of November 2016.

MUTUAL FUND AND VARIABLE INSURANCE TRUST

By: /s/ Lisa K. Householder_______________

Name: Lisa K. Householder

Title: President and Chief Executive Officer

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